Exhibit 99.1

Contact:

Kenneth J. Mahon

Exec. VP and Chief Financial Officer

718-782-6200 extension 8265

Stephanie Prince/Julie Prozeller

FD Morgen-Walke

Press: Abby Aylman

212-850-5600

DIME COMMUNITY BANCSHARES REPORTS 19% INCREASE

IN QUARTERLY EARNINGS PER DILUTED SHARE

Annualized Core Deposit Growth of 34% During Quarter

Brooklyn, NY – July 21, 2003 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), the parent company of The Dime Savings Bank of Williamsburgh, today announced results for the quarter ended June 30, 2003.

FINANCIAL HIGHLIGHTS

Highlights for the quarter ended June 30, 2003 are summarized as follows:

•

14% increase in net income over same quarter of prior year

•

Diluted EPS of $0.51, a 19% increase over the same quarter of the prior year

•

Real estate loan originations of $221.9 million, a 56% increase over the same quarter of the prior year

•

14% annualized growth in deposits for the quarter

•

34% annualized growth in core (non-certificate) deposits for the quarter

•

Net interest margin of 3.44%.

•

179,500 shares repurchased into treasury

FINANCIAL RESULTS

For the quarter ended June 30, 2003, the Company’s net income increased 14% to $12.6 million, compared to $11.0 million in the same quarter of the previous fiscal year.  Earnings per diluted share increased 19% to $0.51 for the most recent quarter compared to $0.43 per diluted share during the same quarter of the previous fiscal year.

Net interest income increased $4.7 million from the June 2002 quarter to $25.6 million in the most recent quarter.  This represents an increase of 23% on a quarter-over-quarter basis.  In the June 2002 quarter, net interest income was reduced by $3.4 million of non-recurring items (primarily prepayment costs on borrowings of $3.8 million).  Excluding the non-recurring items from the calculations, net interest income rose by $1.4 million, or 6% from the June 2002 quarter to the most recent quarter.  There were no prepayment costs incurred during the June 2003 quarter.

Net interest income decreased $665,000 from the March 2003 quarter to $25.6 million in the June 2003 quarter.  During the period, the yield on the Bank's interest earning assets (primarily real estate loans and mortgage-backed securities) declined due to continued refinance activities.  This was partially offset by an increase of $119.1 million in average interest earning assets.

Net interest margin increased 30 basis points to 3.44% during the June 2003 quarter, from 3.14% in the same quarter of the previous year.  Excluding prepayment cost on borrowings from the June 2002 quarterly calculation, net interest margin declined by 20 basis points, from 3.64% a year ago.

Net interest margin decreased 30 basis points to 3.44%, from 3.74% on a linked quarter basis.

Non-interest income, excluding gains on sales of assets, increased $551,000 from the June 2002 quarter, to $4.6 million in the June 2003 quarter.  This represents an increase of 14%.  Loan prepayment fee income remained relatively unchanged at $2.1 million during this period.  The remaining growth resulted primarily from retail fee income associated with new account growth.

There were $198,000 of gains on sales of assets recorded in the June 2003 quarter, due primarily to the sale of loans to Fannie Mae.

Non-interest income, excluding gains and losses on sales of assets, decreased $153,000 from the March 2003 quarter to $4.6 million in the June 2003 quarter.  Loan prepayment fee income decreased $287,000 during this period to $2.1 million in the most recent quarter.  Linked quarter retail fee income rose by 16%.

Non-interest expense totaled $9.7 million during the quarter ended June 30, 2003, an increase of 3% over the prior year quarter.  This rise reflects increased occupancy and equipment expenses related to ongoing renovations of branch offices.  Non-interest expense remained relatively constant compared to the March 2003 quarter.  The Company's efficiency ratio and ratio of non-interest expense to average assets were 32% and 1.23%, respectively, during the June 2003 quarter.

“Once again, we continued to see deposit growth drive our new funding, helping to offset the net interest margin compression that we are experiencing due to the historically low interest rate environment,” commented Vincent F. Palagiano, Chairman and Chief Executive Officer. “Total deposits increased by 14% on an annualized basis, while core deposits increased by 34% on an annualized basis.  Core deposits now comprise 56% of our total deposits, up from 54% at March 31, 2003.”

“During the quarter, we also originated $221.9 million of real estate loans, our third consecutive quarter of over $200 million in real estate loan originations. Our credit quality remains very strong as does our efficiency ratio, resulting in an annualized rate of tangible capital generation of over 25% and return on equity of 18.5%. Dime’s expertise in the multi-family market and our strong deposit gathering has helped us to weather the difficult business and economic climate.”

REAL ESTATE LENDING AND CREDIT QUALITY

The continuation of the historic low interest rate environment resulted in heightened origination, refinancing and prepayment volumes during the most recent quarter.  During the quarter ended June 30, 2003, the Bank originated $221.9 million in real estate loans, up 56% from the prior year period, including $204.8 million in loans secured by multi-family buildings.  However, while originations far exceeded last year's levels, loan amortization, inclusive of prepayment and refinancing activity, also increased substantially over the past year.  Loan amortization approximated 36% of the loan portfolio on an annualized basis, up from 23% during the June 2002 quarter, but down from 42% during the March 2003 quarter.  At June 30, 2003, the Company had $1.4 billion of real estate loans with interest rates of 6.5% and higher.

The weighted average interest rate on real estate loans originated during the most recent quarter was approximately 5.5% and their weighted average term to next repricing was 7.1 years at their respective origination dates.  The current loan pipeline now approximates $292 million dollars, of which $61 million are FNMA loans.

The Company sold $6.9 million of multi-family residential loans to Fannie Mae during the quarter ended June 30, 2003, with an average term to repricing of 8.6 years.  Due to the sale of loans and the high level of prepayments, the real estate loan portfolio growth was 3.0% on an annualized basis during the most recent quarter.

The Company maintained its long record of outstanding credit quality during the most recent quarter. Non-performing loans totaled $1.1 million at June 30, 2003, $1.1 million below the level at June 30, 2002, and $194,000 below the level at March 31, 2003.  Non-performing assets represented 0.03% of total assets at June 30, 2003, and have remained below 10 basis points of total assets for the last 6 quarters.

SHARE REPURCHASE PROGRAM AND CASH DIVIDEND DECLARATION

In the June 2003 quarter, the Company repurchased 179,500 shares of its common stock into treasury.  As of June 30, 2003, the Company had 360,000 shares remaining eligible for future repurchase under its eighth stock repurchase program, which was authorized in September 2001.  In May 2003, the Company's Board authorized the repurchase of an additional 1.27 million shares, bringing the total authorized shares for repurchase to 1.63 million at June 30, 2003.

The Company also recently declared its 25th consecutive quarterly cash dividend of $0.17 per share, which represents an increase of 21% over the previous quarterly rate.  This dividend will be paid on August 6, 2003, to all holders of record on July 31, 2003.

OUTLOOK

Calendar 2003 earnings per share are currently forecasted to be in a range of $2.00 to $2.04.  The forecast assumes that rates remain stable through the calendar year, and loan amortization rates remain high.  We also expect to complete our $200 million loan sale commitment to Fannie Mae during calendar year 2003.

“As we look ahead during this uncertain economic environment, we remain confident in our business strategy going forward,” concluded Mr. Palagiano. “Our low efficiency ratio is among the best in our peer group, while our balance sheet retains maximum flexibility and further preserves the earnings power of the bank for several reasons: a large base of core deposits; the low average years to repricing and stellar credit quality of our loan portfolio; and excess capital that provides the ability to accelerate asset growth when prudent. Above all, we aim to keep our business simple and our financial performance consistent.”

CONFERENCE CALL

Management will conduct a conference call at 10 A.M. Eastern Time, on Tuesday, July 22, 2003 to discuss DCOM's operating performance for the quarter ended June 30, 2003.  The direct dial number for the call is 785-832-2041.  For those unable to participate in the conference call, a replay will be available. To access the replay, dial 800-283-8183 from one hour after the end of the call until midnight (Eastern Standard Time) on Tuesday, July 29, 2003.

The conference call will also be available via the Internet by accessing the following Web address: www.dsbwdirect.com or www.vcall.com.  Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until August 22, 2003.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864.  With $3.17 billion in assets as of June 30, 2003, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dsbwdirect.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings.  The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

-tables to follow-

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except share amounts)

	June 30,
	2003	December 31,
ASSETS:	(Unaudited)	2002

Cash and due from banks	$30,475	$21,487
Investment securities held to maturity	765	825
Investment securities available for sale	53,728	104,564
Mortgage-backed securities held to maturity	1,233	2,249
Mortgage-backed securities available for sale	690,324	360,703
Federal funds sold and other short-term assets	33,875	114,291
Real estate Loans:
One-to-four family and cooperative apartment	151,236	162,620
Multi-family and underlying cooperative	1,730,371	1,730,370
Commercial real estate	301,844	265,485
Construction	3,564	1,931
Unearned discounts and net deferred loan fees	(1,534)	332

Total real estate loans	2,185,481	2,160,738

Other loans	6,261	4,753
Allowance for loan losses	(15,547)	(15,458)

Total loans, net	2,176,195	2,150,033

Loans held for sale	3,308	4,586
Premises and fixed assets, net	16,660	15,862
Federal Home Loan Bank of New York capital stock	31,625	34,890
Other real estate owned, net	-	134
Goodwill	55,638	55,638
Other assets	71,796	81,112

TOTAL ASSETS	$3,165,622	$2,946,374

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$124,282	$117,873
Savings	369,017	362,400
Money Market	695,082	616,762

Sub-total	1,188,381	1,097,035

Certificates of deposit	926,877	830,140

Total Due to depositors	2,115,258	1,927,175

Escrow and other deposits	37,897	36,678
Securities sold under agreements to repurchase	76,354	95,541
Federal Home Loan Bank of New York advances	574,000	555,000
Subordinated Notes Sold	25,000	25,000
Payable for securities purchased	15,101	-
Other liabilities	47,833	41,243

TOTAL LIABILITIES	2,891,443	2,680,637
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized,
32,156,807 shares and 31,935,399 shares issued at
June 30, 2003 and December 31, 2002, respectively, and
25,397,610 shares and 25,646,702 shares outstanding at
June 30, 2003, and December 31, 2002, respectively)	321	319
Additional paid-in capital	174,672	172,460
Retained earnings	215,397	196,309
Unallocated common stock of Employee Stock Ownership Plan	(5,432)	(5,661)
Unearned common stock of Recognition and Retention Plan	(2,670)	(2,641)
Common stock held by the Benefit Maintenance Plan	(5,584)	(3,867)
Treasury stock (6,759,197 shares and 6,288,697 shares
at June 30, 2003 and December 31, 2002, respectively)	(103,577)	(93,258)
Accumulated other comprehensive income, net	1,052	2,076

TOTAL STOCKHOLDERS' EQUITY	274,179	265,737

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,165,622	$2,946,374

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2003	2003	2002	2003	2002

Interest income:
Loans secured by real estate	$37,195	$37,873	$39,225	$75,068	$78,147
Other loans	69	68	64	137	132
Mortgage-backed securities	4,808	4,069	4,184	8,877	8,900
Investment securities	595	907	1,293	1,502	2,454
Other	949	983	929	1,932	1,812
Total interest income	43,616	43,900	45,695	87,516	91,445
Interest expense:
Deposits and escrow	10,557	10,221	11,210	20,778	22,504
Borrowed funds	7,455	7,410	13,602	14,865	26,008
Total interest expense	18,012	17,631	24,812	35,643	48,512
Net interest income	25,604	26,269	20,883	51,873	42,933
Provision for loan losses	60	60	60	120	120
Net interest income after
provision for loan losses	25,544	26,209	20,823	51,753	42,813

Non-interest income:
Service charges and other fees	1,546	1,413	1,162	2,958	2,377
Net gain on sales and
redemptions of assets	198	656	2,017	854	2,061
Other	3,010	3,296	2,843	6,307	4,796
Total non-interest income	4,754	5,365	6,022	10,119	9,234
Non-interest expense:
Compensation and benefits	5,222	5,166	5,220	10,389	10,294
Occupancy and equipment	1,282	1,236	1,087	2,518	2,075
Core deposit intangible amortization	206	206	206	412	412
Other	2,986	3,061	2,929	6,046	5,547
Total non-interest expense	9,696	9,669	9,442	19,365	18,328

Income before taxes	20,602	21,905	17,403	42,507	33,719
Income tax expense	8,005	8,268	6,396	16,273	12,557

Net Income	$12,597	$13,637	$11,007	$26,234	$21,162

Earnings per Share:
Basic	$0.53	$0.57	$0.45	$1.10	$0.87
Diluted	$0.51	$0.55	$0.43	$1.05	$0.83
Average common shares
outstanding for Diluted EPS	24,936,224	24,931,630	25,430,169	24,937,228	25,492,097

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2003	2003	2002

Performance and Other Selected Ratios:
Return on Average Assets	1.60%	1.82%	1.57%
Return on Average Stockholders' Equity	18.54%	20.44%	17.66%
Return on Average Tangible Stockholders' Equity	23.69%	26.28%	23.48%
Net Interest Spread (1)	3.17%	3.42%	3.26%
Net Interest Margin (1)	3.44%	3.74%	3.64%
Non-interest Expense to Average Assets	1.23%	1.29%	1.35%
Efficiency Ratio	32.15%	31.21%	37.94%
Effective Tax Rate	38.86%	37.74%	36.75%

Per Share Data:
Reported EPS (Diluted)	$0.51	$0.55	$0.43
Stated Book Value	10.80	10.63	9.68
Tangible Book Value	8.50	8.31	7.35

Average Balance Data:
Average Assets	$ 3,141,630	$ 3,000,597	$ 2,804,700
Average Interest Earning Assets	2,976,679	2,857,554	2,662,060
Average Stockholders' Equity	271,783	266,911	249,319
Average Tangible Stockholders' Equity	212,654	207,526	187,516
Average Loans	2,181,056	2,186,202	2,096,400
Average Deposits	2,099,253	1,983,962	1,731,692

Asset Quality Summary:
Net charge-offs	$ 28	$ 2	$ 170
Nonperforming Loans	1,070	1,264	2,123
Nonperforming Loans/ Total Loans	0.05%	0.06%	0.10%
Nonperforming Assets/Total Assets	0.03%	0.04%	0.08%
Allowance for Loan Loss/Total Loans	0.71%	0.71%	0.72%
Allowance for Loan Loss/Nonperforming Loans	1453.08%	1227.53%	723.98%
Non-GAAP Disclosures - Cash Earnings Reconciliation and Ratios (2):
Net Income	$12,597	$13,637	$11,007
Additions to Net Income:
Core Deposit Intangible Amortization	206	206	206
Non-cash stock benefit plan expense	634	546	604
Cash Earnings	$13,437	$14,389	$11,817

Cash EPS (Diluted)	0.54	0.58	0.46
Cash Return on Average Assets	1.71%	1.92%	1.69%
Cash Return on Average Tangible Stockholders' Equity	25.27%	27.73%	25.21%

(1)

Ratios exclude prepayment expenses on borrowings of $3,782,000 and non-recurring interest income of $414,000 recorded during the three months ended June 30, 2002 and prepayment expenses on borrowings of $4,796,000 and non-recurring interest  income of $414,000 recorded during the six months ended June 30, 2002.  Including these items, the net interest spread was 2.69% and the net interest margin was 3.14% during the three months ended June 30, 2002, and the net interest spread was 2.79% and the net interest margin was 3.24% during the six months ended June 30, 2002.

(2)

Cash earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible equity generation is a significant financial measure since banks are under regulatory restrictions involving the maintenance of minimum tangible capital requirements.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands except per share amounts

	For the Six Months Ended
	June 30,	June 30,
	2003	2002

Performance and Other Selected Ratios:
Return on Average Assets	1.71%	1.52%
Return on Average Stockholders' Equity	19.48%	17.11%
Return on Average Tangible Stockholders' Equity	24.97%	22.87%
Net Interest Spread (1)	3.26%	3.20%
Net Interest Margin (1)	3.56%	3.60%
Non-interest Expense to Average Assets	1.26%	1.31%
Efficiency Ratio	31.67%	36.58%
Effective Tax Rate	38.28%	37.24%

Per Share Data:
Reported EPS (Diluted)	$1.05	$0.83
Stated Book Value	10.80	9.68
Tangible Book Value	8.50	7.35

Average Balance Data:
Average Assets	$ 3,071,113	$ 2,791,639
Average Interest Earning Assets	2,917,117	2,652,016
Average Stockholders' Equity	269,347	247,358
Average Tangible Stockholders' Equity	210,090	185,091
Average Loans	2,183,629	2,087,153
Average Deposits	2,041,607	1,679,703

Asset Quality Summary:
Net charge-offs	$ 30	$ 242
Nonperforming Loans	1,070	2,123
Nonperforming Loans/ Total Loans	0.05%	0.10%
Nonperforming Assets/Total Assets	0.03%	0.08%
Allowance for Loan Loss/Total Loans	0.71%	0.72%
Allowance for Loan Loss/Nonperforming Loans	1453.08%	723.98%
Non-GAAP Disclosures - Cash Earnings Reconciliation and Ratios (2):
Net Income	$26,234	$21,162
Additions to Net Income:
Core Deposit Intangible Amortization	412	413
Non-cash stock benefit plan expense	1,180	1,253
Cash Earnings	$27,826	$22,828

Cash EPS (Diluted)	1.12	0.90
Cash Return on Average Assets	1.81%	1.64%
Cash Return on Average Tangible Stockholders' Equity	26.49%	24.67%

(3)

Ratios exclude prepayment expenses on borrowings of $3,782,000 and non-recurring interest income of $414,000 recorded during the three months ended June 30, 2002 and prepayment expenses on borrowings of $4,796,000 and non-recurring interest  income of $414,000 recorded during the six months ended June 30, 2002.  Including these items, the net interest spread was 2.69% and the net interest margin was 3.14% during the three months ended June 30, 2002, and the net interest spread was 2.79% and the net interest margin was 3.24% during the six months ended June 30, 2002.

(4)

Cash earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible equity generation is a significant financial measure since banks are under regulatory restrictions involving the maintenance of minimum tangible capital requirements.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME

(In thousands except per share amounts)

	Three Months Ended June 30,
		2003			2002
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real Estate Loans	$2,177,398	$37,195	6.83%	$2,093,136	$39,225	7.50%
Other loans	3,658	69	7.55	3,264	64	7.84
Mortgage-backed securities	541,315	4,808	3.55	304,054	4,184	5.50
Investment securities	60,974	595	3.90	122,250	1,293	4.23
Other short-term investments	193,334	949	1.96	139,356	929	2.67
Total interest earning assets	2,976,679	$43,616	5.86%	2,662,060	$45,695	6.87%
Non-interest earning assets	164,951			142,640
Total assets	$3,141,630			$2,804,700

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$32,294	$79	0.98%	$29,290	$87	1.19%
Money Market accounts	665,056	2,947	1.78	525,897	3,102	2.37
Savings accounts	371,642	713	0.77	366,288	1,122	1.23
Certificates of deposit	940,270	6,818	2.91	731,818	6,899	3.78
Borrowed Funds	673,074	7,455	4.44	726,476	13,602	7.51
Total interest-bearing liabilities	2,682,336	$18,012	2.69%	2,379,769	$24,812	4.18%
Checking accounts	89,991			78,399
Other non-interest-bearing liabilities	97,520			97,213
Total liabilities	2,869,847			2,555,381
Stockholders' equity	271,783			249,319
Total liabilities and stockholders' equity	$3,141,630			$2,804,700
Net interest income		$25,604			$20,883
Net interest spread (1)			3.17%			2.69%
Net interest-earning assets	$294,343			$282,291
Net interest margin (1)			3.44%			3.14%
Ratio of interest-earning assets
to interest-bearing liabilities			110.97%			111.86%

(1)    Ratios include prepayment expenses on borrowings of $3,782,000 and non-recurring interest  income of $414,000 recorded during the three months ended June 30, 2002 and prepayment expenses on borrowings of $4,796,000 and non-recurring interest  income of $414,000 recorded during the six months ended June 30, 2002.  Excluding these items, the net interest spread was 3.26% and the net interest margin was 3.64%  during the three months ended June 30, 2002, and the net interest spread was 3.20% and the net interest margin was 3.60% during the six months ended June 30, 2002.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME

(In thousands except per share amounts)

	Six Months Ended June 30,
		2003			2002
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real Estate Loans	$2,179,941	$75,068	6.89%	$2,083,842	$78,147	7.50%
Other loans	3,688	137	7.43	3,311	132	7.97
Mortgage-backed securities	471,430	8,877	3.77	321,207	8,900	5.54
Investment securities	75,569	1,502	3.98	112,176	2,454	4.38
Other short-term investments	186,489	1,932	2.07	131,481	1,812	2.76
Total interest earning assets	2,917,117	$87,516	6.00%	2,652,017	$91,445	6.90%
Non-interest earning assets	153,996			139,623
Total assets	$3,071,113			$2,791,640

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$31,597	$170	1.08%	$28,449	$167	1.18%
Money Market accounts	628,752	5,536	1.78	486,898	5,825	2.41
Savings accounts	367,996	1,408	0.77	362,520	2,417	1.34
Certificates of deposit	925,241	13,664	2.98	725,836	14,095	3.92
Borrowed Funds	670,920	14,865	4.47	776,970	26,008	6.75
Total interest-bearing liabilities	2,624,506	$35,643	2.74%	2,380,673	$48,512	4.11%
Checking accounts	88,023			76,000
Other non-interest-bearing liabilities	89,237			87,609
Total liabilities	2,801,766			2,544,282
Stockholders' equity	269,347			247,358
Total liabilities and stockholders' equity	$3,071,113			$2,791,640
Net interest income		$51,873			$42,933
Net interest spread (1)			3.26%			2.79%
Net interest-earning assets	$292,611			$271,344
Net interest margin (1)			3.56%			3.24%
Ratio of interest-earning assets
to interest-bearing liabilities			111.15%			111.40%

(1)    Ratios include prepayment expenses on borrowings of $3,782,000 and non-recurring interest  income of $414,000 recorded during the three months ended June 30, 2002 and prepayment expenses on borrowings of $4,796,000 and non-recurring interest  income of $414,000 recorded during the six months ended June 30, 2002.  Excluding these items, the net interest spread was 3.26% and the net interest margin was 3.64%  during the three months ended June 30, 2002, and the net interest spread was 3.20% and the net interest margin was 3.60% during the six months ended June 30, 2002.